Exhibit 5.6

CONSENT OF J. GIRARD

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation.

/s/ Jérôme Girard
By:	Jérôme Girard, ing., P. Eng
Assistant General Manager
TMAC Resources – Hope Bay Project
(former Manager, Metallurgy at
IAMGOLD Corporation)

Dated: March 28, 2018